NETWORK  INSTALLATION  CHAIRMAN  ADDRESSES  SHAREHOLDERS


Irvine, CA - May 13, 2004 PR Newswire / Network Installation Corp. (OTC Bulletin Board: NWIS - News) released today the following letter to shareholders:

Dear  Network  Installation  Shareholders:

     As you may be aware, we have recently experienced some volatility in the trading of our shares and I wanted to share my thoughts with you. Over the past several weeks, our markets have been riled given the recent events in Iraq, a surge in oil prices and speculation of Fed rate increases within the next few months. Despite the fact that we continue to report positive news regarding the state of our business, there has been recent acute downward pressure on Network Installation shares.

     After speaking with a number of stock market investors, brokers and others within the investment community regarding these events, I believe the consensus to be that many investors are currently acting in one of two capacities; taking profits in stocks which have performed well to offset losses elsewhere or liquidating their holdings, converting to cash and waiting for an optimum re-entry point.

Fundamentally, things have never been better for Network Installation. Within two weeks, we will be reporting our financials for the first quarter of 2004. I believe we are on target to meet our business plan goals this year which provide that we continue with our expansion by opening additional sales and service locations and aggressively pursue another acquisition. It is my belief that when the market ultimately settles, the trading in our shares will once again be more reflective of the Company's performance, not the macro events surrounding us.

     We appreciate your support and look forward to continuing with our progress.


Kindest  Regards,
Michael  Novielli
Chairman
Network  Installation  Corp.


About  Network  Installation  Corp.
-----------------------------------

     Network Installation Corp. provides communications solutions to the Fortune 1000, Government Agencies, Municipalities, K-12 and Universities and Multiple Property Owners. These solutions include the design, installation and deployment of the infrastructure for the transmission of data, voice and video through traditional networks as well as wireless networks and Wi-Fi. Through its wholly-owned subsidiary Del Mar Systems International, Inc., the Company also provides integrated telecom solutions including Voice over Internet Protocol
(VoIP)  applications.  To find out more about Network Installation Corp. (OTCBB:
NWIS), visit our website at www.networkinstallationcorp.net. The Company's public financial information and filings can be viewed at www.sec.gov.

Forward  Looking  Statements

     This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of wireless networks or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law.


Contact:  Michael  Novielli
       Chairman
       Network  Installation  Corp.
       mnovielli@networkinstallationcorp.com
       ph  (203)  791-3838

or

Malcom  McGuire
CCRI  Group
800-828-0406